UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):
June 13, 2025

BGSF, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5850 Granite Parkway, Suite 730
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BGSF	NYSE

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2025, BGSF, Inc., a Delaware corporation (the “Company”), entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with INSPYR Solutions Intermediate, LLC, a Delaware limited liability company (“Purchaser”), BG Finance and Accounting, Inc., a Delaware corporation and subsidiary of the Company (“BG F&A”), and BGSF Professional, LLC, a Delaware limited liability company and subsidiary of the Company (“BGSF Professional”), pursuant to which, among other things, the Company will (i) transfer, and cause its subsidiaries to transfer, to BGSF Professional certain assets, and cause BGSF Professional to assume, certain liabilities related to the Company’s Professional Division, (ii) cause BGSF Professional to sell all of the issued and outstanding equity interests of the foreign subsidiaries of the Company (other than a 1% equity interest of a subsidiary of the Company located in India) to INSPYR Solutions Holdings Corporation, an affiliate of Purchaser, and (iii) sell all of the issued and outstanding equity interests of BG F&A and BGSF Professional to Purchaser, in each case, for $99 million in cash (subject to adjustment with respect to “cash and cash equivalents,” “working capital,” “indebtedness,” “transaction bonus payments,” and “transaction expenses” each as defined in the Equity Purchase Agreement) and otherwise upon and subject to the terms and conditions set forth in the Equity Purchase Agreement (the transactions contemplated by the Equity Purchase Agreement, the “Transactions”). An amount equal to $3.5 million, and an amount equal to $1.7 million, will be placed in escrow with respect to a potential post-closing purchase price adjustment and certain potential pre-closing sales, use, and similar taxes, respectively.

The Equity Purchase Agreement provides for representations, warranties, covenants (including, but not limited to, certain interim operating covenants with respect to the Company and its subsidiaries and certain confidentiality, non-disparagement, non-competition, and non-solicitation covenants binding upon the Company and its affiliates), releases, indemnification provisions and closing conditions customary for similar transactions, in each case, as further described in the Equity Purchase Agreement. The Transactions are subject to approval by the Company’s stockholders, and the Company will be filing and disseminating to its stockholders a proxy statement and other proxy materials with respect thereto. Moreover, the Company has agreed to certain restrictions relating to, in furtherance of, or in respect of certain “acquisition proposals” (as defined in the Equity Purchase Agreement) with third parties, subject to certain exceptions in respect of “superior proposals” (as defined in the Equity Purchase Agreement) where the Company’s Board of Directors has determined in good faith that the failure to take certain actions would be inconsistent with its fiduciary duties pursuant to applicable law.

The Equity Purchase Agreement contains certain termination rights for both parties. Upon termination of the Equity Purchase Agreement under specified circumstances, including the Company terminating the Equity Purchase Agreement to enter into an “alternative acquisition agreement” with respect to a "superior proposal" in accordance with the "fiduciary out" provisions of the Equity Purchase Agreement described in the foregoing paragraph, the Company will be required to pay Purchaser a termination fee of $2,970,000 (the "Company Termination Fee") (which may in certain circumstances be reduced for amounts previously paid by the Company as reimbursement of Purchaser’s reasonable and documented third party out-of-pocket transaction expenses). The Company Termination Fee will also be payable by the Company if the Equity Purchase Agreement is terminated under certain circumstances and prior to such termination an “acquisition proposal” is publicly disclosed, and a transaction in respect of an “acquisition proposal” is consummated or the Company enters into a definitive agreement providing for the consummation of any such transaction within one year of the termination. In addition to the foregoing termination rights, and subject to certain limitations, the Company or Purchaser may terminate the Equity Purchase Agreement if the closing is not consummated by November 10, 2025. Additionally, a “purchaser termination fee” equal to $4,950,000 (the “Purchaser Termination Fee”) is payable by Purchaser to the Company if the Equity Purchase Agreement is terminated in certain circumstances.

Moreover, Purchaser has conditionally bound, at Purchaser’s expense, a buyer-side representation and warranty insurance policy covering, subject to the terms and conditions thereof, certain losses resulting from breaches of the Company’s representations and warranties made in the Equity Purchase Agreement. In addition, on June 14, 2025, certain funds affiliated with Purchaser provided a Limited Guaranty pursuant to which such funds have guaranteed, as primary obligors, certain of Purchaser’s obligations under the Equity Purchase Agreement, including the obligation of Purchaser to pay to the Company “the Purchaser Termination Fee” in certain circumstances. Moreover, on June 14, 2025, certain funds affiliated with Purchaser entered into an Equity Financing Commitment Letter with Purchaser pursuant to which such funds have committed to invest or cause to be invested in the equity capital of Purchaser the amount set forth therein for the purposes of financing the Transactions (the "Commitment"). The Equity Financing Commitment Letter provides that the Company is a third-party beneficiary of, and entitled to enforce, the funding of the Commitment by the Purchaser affiliated funds that are party to the Equity Financing Commitment Letter, subject to the terms and conditions therein. At closing, the Company will also enter into Transition Services Agreement with INSPYR Solutions, LLC, an affiliate of Purchaser, pursuant to which the Company will provide certain specified transition services for the fees specified therein, generally over a 6-month period, with some services extendable for a longer duration.

The description of the Equity Purchase Agreement in this Current Report on Form 8-K is qualified in their entirety by reference to the full text thereof filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference herein.

The representations, warranties, covenants, and agreements contained in the Equity Purchase Agreement were made only for purposes of the Equity Purchase Agreement, as of the specific dates therein, were solely for the benefit of the parties to the Equity Purchase Agreement and the parties expressly identified as third-party beneficiaries thereto, may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential or other disclosures made for the purposes of allocating contractual risk between the parties to the Equity Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties thereto that differ from those applicable to investors. Investors are not third-party beneficiaries under the Equity Purchase Agreement or the other agreements described herein and should not rely on the representations, warranties, covenants, or agreements therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Equity Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 13, 2025, as a result of the transaction described above, Beth Garvey, the Company’s Chair, President and Chief Executive Officer, resigned from her director and officer positions within the Company and its subsidiaries effective as of July 1, 2025 to pursue other interests. On June 13, 2025, the Company’s Board of Directors appointed Kelly Brown, President of the Company’s Property Management Division, and Keith Schroeder, the Company’s current Chief Financial Officer and Secretary, to each act as interim Co-Chief Executive Officers effective as of July 1, 2025, and their focus will be on growing the Company’s Property Management Division and right sizing the Company and its subsidiaries.

In connection with her appointment as interim co-Chief Executive Officer, Ms. Brown will receive a grant of 50,000 restricted shares of the Company’s common stock with one-third vesting on each anniversary of the grant date (currently anticipated to be July 1, 2025), and a grant of 25,000 options to purchase the Company’s common stock with one-third vesting on each anniversary of the grant date (currently anticipated to be July 1, 2025).

Ms. Brown, 43, has served as the President of the Company’s Property Management Division since May 2021. After opening the Company’s Nashville office as Director of Sales in 2014, Ms. Brown was promoted to Regional Sales Manager in 2015. With her regional sales experience, and as President of the Company’s Property Management Division, Ms. Brown works across all our markets to help maximize the sales performance of the team, as well as to assist in opening new markets and provide strategic direction. Ms. Brown began her career in property management in 2003 managing a combination of new lease ups as well as existing communities in St. Louis, Little Rock, Phoenix, and Nashville. Ms. Brown received a Certified Staffing Professional designation from the American Staffing Association. She also has a Certified Apartment Manager certification through the National Apartment Association, and has served on the Greater Nashville Apartment Association Board of Directors, co-chairing multiple committees during her terms of service. Ms. Brown currently holds a seat on the National Apartment Association Apartment Careers Committee. Ms. Brown holds an Executive Masters of International Business from St. Louis University.

Mr. Schroeder, age 69, has served as the Company’s Chief Financial Officer and Secretary since March 2025. Mr. Schroeder brings over 40 years of experience in accounting, corporate control and reporting, finance, operations, and as Chief Executive Officer and Chief Financial Officer strategic roles. Before joining the Company, Mr. Schroeder served as President and Chief Executive of Novipax Buyer, LLC in a carve-out transaction from December 2020 through September, 2024. Before this, Mr. Schroeder served as Chief Financial Officer of Novipax LLC from February 2019 to November 2020. Mr. Schroeder was also Chief Financial Officer and promoted to President and Chief Executive Officer of Xcaliber International LTD, LLC from 2016 to 2018. Between 2002 and 2016, Mr. Schroeder served as Chief Financial Officer for Orchids Paper Products. Earlier in his career, he worked in the large accounting and finance organizations for Cummins Engine Company and Atlas Van Lines, Inc. Mr. Schroeder earned his Bachelor of Science in Business Administration in Accounting and is a Certified Public Accountant (inactive).

There are no family relationships between Ms. Brown or Mr. Schroeder and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, no arrangements or understandings between Ms. Brown or Mr. Schroeder and any other person pursuant to which she or he was appointed as interim Co-Chief Executive Officer, and no transactions between Mr. Schroeder and the Company that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Ms. Garvey’s resignation, on June 14, 2025, B G Staff Services, Inc., a subsidiary of the Company, and Ms. Garvey entered into a Separation Agreement providing for, among other things, and subject to the execution and delivery by Ms. Garvey of a mutual release and her compliance with the obligations under the Separation Agreement, salary continuation payments for 12 months, COBRA reimbursement for up to 18 months, full vesting of outstanding options and restricted shares of common stock, vested options to remain exercisable until their expiration, and additional severance of $ 300,000 aprovided the transactions described under Item 1.01 of this Current Report on Form 8-K are consummated within 12 months of her resignation. The description of the Separation Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text thereof filed with the SEC and incorporated by reference herein.

In addition, on June 13, 2025, Cynthia (Cynt) Marshall resigned as a director effective as of July 1, 2025. Ms. Marshall did not resign because of a disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies, or practices.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
2.1*	Equity Purchase Agreement, dated as of June 14, 2025, among INSPYR Solutions Intermediate, LLC, BGSF Inc., BG Finance and Accounting, Inc., and BGSF Professional, LLC
10.1	Separation Agreement, dated as of June 14, 2025, between B G Staff Services, Inc. and Beth Garvey
104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGSF, INC.

Date:	June 20, 2025		/s/ Keith Schroeder
		Name: Title:	Keith Schroeder Chief Financial Officer and Secretary (Principal Financial Officer)